TO:	Geovic Mining Corp. (the “Company”)
RE:	Registration Statement on Form S-8

In connection with the Company’s Registration Statement on Form S-8 pertaining to the registration of securities issuable under the Geovic Mining Corp. 2010 Stock Award Plan, I, Barton G. Stone, on behalf of Pincock, Allen & Holt, Inc. (“PAH”), hereby consent to the incorporation by reference of the descriptions of the technical reports prepared by PAH, in its capacity as independent consultant to the Company, entitled: (i) Nkamouna Cobalt Project, Feasibility Study dated January 18, 2008; and (ii) NI 43-101 Technical Report Nkamouna and Mada Cobalt Projects, Cameroon dated March 12, 2007, included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009.

Dated this 10th day of September 2010.

Sincerely,

PINCOCK, ALLEN & HOLT

BARTON G. STONE, C.P.G.
Chief Geologist